EXHIBIT 10.2

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (the “Agreement”) is entered into as of July 27, 2010 (the “Effective Date”), by and between Abbas Mohaddes (the “Employee”) and Iteris, Inc., a Delaware corporation (the “Corporation”).

Section 1.                                            Term of Agreement.

This Agreement shall take effect on the Effective Date and shall expire on the earlier of (i) the fifth anniversary of the Effective Date, or (ii) the date Employee’s employment with the Corporation terminates for any reason other than an Involuntary Termination (as defined herein) that is in connection with or within twelve (12) months following a Change in Control.

Section 2.                                            Definitions.

(a)                                  “Change in Control” shall mean any of the following transactions effecting a change in ownership or control of this Corporation:

(i)                                     a merger or consolidation of the Corporation with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Corporation immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity.

(ii)                                  The sale, transfer or other disposition of all or substantially all of the Corporation’s assets;

(iii)                               the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by or in under common control with, the Corporation), of “beneficial ownership” as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of securities of the Corporation representing at least 50% of the total combined voting power represented by the Corporation’s then outstanding voting securities.  For purposes of this subsection, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an associate benefit plan of the Corporation or of a Parent or Subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of the common stock of the Corporation.

Notwithstanding anything to the contrary contained herein, a Change in Control be not be deemed to occur in connection with any underwritten public offering of the Corporation’s securities.

(b)                                 “Involuntary Termination” shall mean the termination of the Service of any individual which occurs by reason of:

(i)                                     Employee’s involuntary dismissal or discharge by the Corporation for reasons other than Willful Misconduct, or

(ii)                                  Employee’s voluntary resignation following (A) a change in his position with the Corporation which materially reduces his level of responsibility, (B) a material reduction in his level of compensation (including base salary, fringe benefits and participation in bonus or incentive programs) or (C) a relocation of Employee’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without the Employee’s consent.  Notwithstanding the foregoing, for purposes of clause (ii), an Involuntary Termination shall only be found to exist if Employee has provided written notice to the Corporation indicating and describing the event under (A), (B) or (C) within 30 days of such event and the Corporation does not cure such event within 90 days following the receipt of such notice from Employee and the Employee resigns within 30 days after the cure period.

(c)                                  “Willful Misconduct” shall mean (i) the misappropriation of the Corporation’s funds or property, or any attempt by Employee to secure any personal profit related to the business or business opportunities of the Corporation without the informed, written approval of the Audit Committee of the Corporation’s Board of Directors; (ii) any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary); (iii) gross negligence or reckless or willful misconduct in the performance of Employee’s duties; (iv) the failure to perform, or continuing neglect in the performance of, duties assigned to Employee for at least ten (10) days after receipt by Employee from the Corporation of prior written notice of such failure or neglect; (v) the conviction of, or plea of nolo contendre to, any felony or misdemeanor involving moral turpitude or fraud; or (vi) any other willful misconduct by Employee that the Board determines in good faith has had a material adverse effect upon the business or reputation of the Corporation.

(d)                                 “Annual Base Pay” shall mean Employee’s base salary at the highest rate in effect at any regularly scheduled payroll period preceding the occurrence of the Change in Control and does not include, for example, bonuses, overtime compensation, incentive pay, sales commissions or expense allowances.

(e)                                  “Target Bonus” shall mean 50% of the bonus potential established for the Employee by the Corporation for the applicable fiscal year.

Section 3.                                            Severance Payment; Employment at Will.

(a)                                  Entitlement to Payment.   Employee’s employment with the Corporation is at will, which means that it is not for a specific term and may be terminated by either the Corporation or the Employee, at any time, for an reason, without advance notice.  Similarly, the Corporation may change the terms and conditions of Employee’s employment at any time, for any reason, without notice.  Notwithstanding the foregoing, subject to Section 9, the Employee shall be entitled to receive a severance payment from the Corporation under this Agreement (the “Severance Payment”) if, the Employee is Involuntarily Terminated in connection with or within twelve (12) months after a Change in Control.  Employee understands, agrees and acknowledges that as a condition precedent to receiving any of the Severance Payments and other benefits set forth in this Agreement, Employee agrees to sign a Release in accordance with Section 9 herein.

(b)                                 Time and Amount of Payment   The Severance Payment shall be paid in one lump sum starting with the next normally scheduled payroll date of the Corporation following the latest of the following dates:  (i) Employee’s last day of employment, (ii) the date the Corporation receives Employee’s signed general release of all claims pursuant to Section 9, or (iii) the date the revocation period (if any) specified in the general release of all claims expires.  The amount of the Severance Payment shall be equal to the following:

•                  100% of the Employee’s Annual Base Pay, plus

•                  50% of Employee’s Target Bonus for the current fiscal year

Notwithstanding the foregoing, in the event the Involuntary Termination is the result of Employee’s voluntary termination of employment with the Corporation and such termination does not occur within the first six months following the completion of the transaction giving rise to the Change in Control, Employee shall only be entitled to 50% of Employee’s Annual Base Pay and no portion of Employee’s Target Bonus.  Payments made under this Agreement shall not be treated as “compensation” for purposes of the 401(k) Profit Sharing Plan.  Employee will also receive his unpaid salary through his termination date and a lump sum payment for all accrued and unused vacation (through the termination date) in a final paycheck provided on his last day of work.  This Severance Payment is intended to qualify as an involuntary separation pay arrangement that is exempt from application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) because all severance payments are treated as paid on account of an involuntary separation (including a voluntary separation for good reason) and paid in a lump sum within the “short-term deferral” period following the time the Employee obtains a vested right to such payments.

(c)                                  Mitigation and Reemployment.   The Employee shall not be required to mitigate the amount of any payment contemplated by this Section 3 (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

Section 4.                                            Payments Unfunded and Non-Assignable.

(a)                                  No Funding.   Any payments to be made under Section 4 shall represent an unfunded and unsecured obligation of the Corporation, which shall represent an unfunded and unsecured obligation of the Corporation’s general assets.  The Employee shall be considered a general creditor of the Corporation and shall have no rights to any segregated funds or property of the Corporation.

(b)                                 No Assignment.   The Employee’s right to payments under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 4(b) shall be void.

Section 5.                                            Group Insurance Coverage.   If the Employee becomes entitled to a Severance Payment under this Agreement, then the Corporation shall continue to provide continued group health coverage, as otherwise required under applicable stated continuation law and the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended and all applicable regulations (“COBRA”).  Provided that the Employee makes the necessary COBRA elections and payments, the Corporation shall reimburse Employee for the total applicable premium costs paid by Employee for such health COBRA continuation coverage for Employee (and if applicable Employee’s dependents) until the earlier of (i) twelve months after the termination of Employee’s employment, or (ii) the maximum COBRA period.  The Corporation’s obligation to reimburse premiums under this Section shall cease when the Employee obtains new employment offering healthcare benefits.

Section 6.                                            Tax Effect of Payments.

(a)                                  The amount of any cash payment to be received by Employee pursuant to Section 2 of this Agreement shall be reduced (but not below zero) to the extent required so that no portion of any payment or benefit in the nature of compensation received or to be received by Employee (whether payable pursuant to the terms of this Agreement or pursuant to any other plan, contract, agreement or arrangement with the Corporation or any other person) (Such payments or benefits are referred to collectively as the “Total Payments”) shall be treated as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(b)                                 The determination of whether any reduction in payments is required pursuant to Section 6(a) of this Agreement shall be made in writing by the Corporation’s independent public accountants, or such other independent accounting firm or tax advisors selected by the Corporation in its sole discretion (the “Accounting Firm”), whose determination shall be conclusive and binding upon Employee and the Corporation for all purposes under this Agreement.  For the  purposes of making the calculations required by this Section 6, the Accounting Firm may make reasonable assumptions and approximations and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code, applicable regulations and other authority.  The Corporation and the Employee shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section.  The Accounting Firm shall provide detailed supporting calculations, in writing, to both the Corporation and the Employee of determinations made pursuant to this Section 6.  The Corporation shall bear all of the costs that the Accounting Firm may reasonably incur in connection with any calculations contemplated by this section.

(c)  In the event of any uncertainty as to whether a reduction in payments to Employee is required pursuant to Section 6(a) of this Agreement, the Corporation shall initially make the payment to Employee, and Employee shall be required to refund to the Corporation any amounts ultimately determined not to have been payable under the terms of this Agreement.

Section 7.                                            Successors.

(a)                                  Corporation’s Successors.   The Corporation shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Corporation’s business and/or assets to assume this Agreement and to agree expressly and in writing to perform this Agreement in the same manner and to the same extent as the Corporation would have been required to perform it in the absence of a succession.  The Corporation’s failure to obtain such an assumption prior to the effectiveness of a succession shall be a breach of this Agreement and shall result in Employee’s Involuntary Termination hereunder.  For all purposes under this Agreement, the term “Corporation” shall include any successor to the Corporation’s business and/or assets that executes and delivers the assumption agreement described in this Section 7(a) or that becomes bound by this Agreement by operation of law.

(b)                                 Employee’s Successors.   This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

Section 8.                                            Miscellaneous Previsions

(a)                                  No Waivers.   No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Corporation (other than the Employee).  No waiver by either party of any breach of, or of compliance with, any condition or provision or of the same condition or provision at another time.

(b)                                 Choice of Law.   The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(c)                                  Severability.   The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(d)                                 Arbitration.   Except for responsibilities assigned to the Accounting Firm under Section 6, and except for the right of the Corporation and the Employee to seek injunctive relief in court, any controversy, claim or dispute of any type arising under or relating to Employee’s employment or the provisions of this Agreement shall be resolved in accordance with this Section 8(d) of this Agreement, regarding resolution of disputes, which will be the sole and exclusive procedure for the resolution of any such disputes.  This Agreement shall be enforced in accordance with the Federal Arbitration Act, the enforcement provisions of which are incorporated by this reference.  Matters subject to those provisions include, without limitation, claims or disputes based on statute, contract, common law and tort and will include, for example, matters pertaining to termination, discrimination, harassment, compensation and benefits.  Matters to be resolved under these procedures also include claims and disputes arising out of statues such as the Fair Labor Standards Act, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the California Labor Code, and the California Fair Employment and Housing Act.  Nothing contained in this provision is intended to restrict Employee from submitting any matter to an administrative agency with jurisdiction over such matter.

(1)                                  Mediation.  The Corporation and Employee will make a good faith attempt to resolve any and all claims and disputes relating to the subject matter of this Agreement through good faith negotiations. If such claims and disputes cannot be settled through negotiation, the Corporation and Employee agree to submit them to mediation in Orange County, California before resorting to arbitration or any other dispute resolution procedure.  The mediation of any such claim or dispute must be conducted in accordance with the then current JAMS procedures for the resolution of employment disputes by mediation, by a mediator who has both training and experience as a mediator of general employment and commercial matters.  If the parties to this Agreement cannot agree on a mediator, then the mediator will be selected by JAMS in accordance with JAMS’ strike list method.  Within thirty (30) days after the selection of the mediator for one mediation session of at least four (4) hours.  If the claim or dispute cannot be settled during such mediation session or mutually agreed continuation of the session, either the Corporation or Employee may give the mediator and the other party to the claim or dispute written notice declaring the end of the mediation process.  All discussion connection with this mediation provision will be confidential and treated as compromise and settlement discussions.  Nothing disclosed in any such discussion, which is not independently discoverable, may be used for any purpose in any later proceeding.  The mediator’s fees will be paid in equal portions by the Corporation and the Employee, unless the Corporation agrees to pay all such fees.

(2)                                  Arbitration.  If a claim or dispute relating to the subject matter of this Agreement has not been resolved in accordance with Section 8(d)(1) above, then the claim or dispute will be determined by arbitration in accordance with the then current JAMS employment arbitration rules and procedures, except as modified herein.  The arbitration will be conducted in Orange County, California by a sole neutral arbitrator who has training and experience as an arbitrator of general employment and commercial matters.  If the Corporation and Employee cannot agree on an arbitrator, then the arbitrator will be selected by JAMS in accordance with Rule 12 of the JAMS employment arbitration rules and procedures.  No person who has served as a mediator under the mediation provision above, however, may be selected as the arbitrator for the same claim or dispute.  Reasonable discovery will be permitted and the arbitrator may decide any issue as to discovery.  The arbitrator may decide any issue as to whether or as to the extent to which any dispute is subject to the dispute resolution provisions in Section 8, and the arbitrator may award any relief permitted by law.  The arbitrator must base the arbitration award on the provisions of Section 8 of this Agreement and applicable law and must render the award in writing, including an explanation of the reasons for the award.  Judgment upon the award may be entered by any court having jurisdiction of the matter, and the decision of the arbitrator will be final and binding.  The parties hereto hereby waive to the fullest extent permitted by law any rights to appeal or to review such award by any court.  The statute of limitations applicable to the commencement of a lawsuit will apply to the commencement of an arbitration under Section 8(d)(2) of the Agreement.  A the request of any party, the arbitrator, attorneys, parties to the arbitration, witnesses, experts, court reporters or other persons present at the arbitration shall agree in writing to maintain the strict confidentiality of the arbitration proceedings.  The arbitrator’s fees will be paid in full by the Corporation, unless Employee agrees in writing to pay some or all of such fees.

Section 9.                                            Release and Waiver of Claims.  In consideration for Employee’s receipt of the Severance Payments or other benefits as specified in this Agreement, to which Employee is not otherwise entitled, Employee agrees to sign and agree to the terms of a broad, confidential release of all claims, causes of action, judgments, damages, liabilities, demands or any other claims Employee or Employee’s heirs, assigns and agents may now or hereafter have against the Corporation, its subsidiaries and other related entities, and their respective employees, stockholders, directors, attorneys, accountants, successors and assigns or other agents in the form and manner required by the Corporation (the “Release”).  Execution of the Release is a condition precedent for qualifying to receive any Severance Payments or other benefits as set forth in this Agreement.  Employee further understands and acknowledges that if Employee refuses to sign the Release provided by the Corporation, or attempts to revoke such a Release, to the extent permitted by its terms, Employee shall be disqualified from receiving Severance Payments or any other benefits provided by this Agreement.

Section 10.                                      Notices.  All notices, demands and other communications required or permitted to be sent or given hereunder shall be in writing and will be duly given and effective (i) if delivered in person or by a reputable courier service, upon such deliver; (ii) if sent by first class US mail, on the fourth business day following its mailing, certified mail, postage prepaid and return receipt requested; or (iii) if sent by overnight mail, on the business day following its mailing provided that the delivery charges are prepaid.  The addresses of the parties for the purposes of notice are set forth below.  Each party may change its address from time to time upon ten days prior notice given in accordance with this Section.

Notice to the Corporation:	Iteris, Inc.
1700 Carnegie Avenue, Suite 100
Santa Ana, CA 92705-5551
Attn: Chief Executive Officer

Notice to Employee:	Abbas Mohaddes
3432 Seaglen Drive
Rancho Palos Verdes, CA 90275

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Corporation by its duly authorized officer, as of the day and year first above written.

ITERIS, INC.

By:
Kevin C Daly,
Chairman, Compensation Committee
Iteris, Inc. Board of Directors

/s/ ABBAS MOHADDES
ABBAS MOHADDES